Exhibit 12.1

Alan T. Hawkins *

Attorney at Law

*Admitted to practice in Florida

June 11, 2024

Panacea Life Sciences Holdings, Inc.

5910 South University Blvd., C18-193

Greenwood Village, CO 80121

Phone: 561-455-4822

Re: Panacea Life Sciences Holdings, Inc. Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as securities counsel to Panacea Life Sciences Holdings, Inc., a Nevada corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of a Regulation A offering statement on Form 1-A, as filed on June 6, 2024 (the “Offering Statement”) relating to the offer by the Company of up to 30,000,000 shares of the Company’s common stock for a fixed purchase price to be determined between $0.05 and $0.20 per share (the “Shares”).

This opinion letter is being delivered in accordance with the requirements of Item 17(12) of Form 1-A under the Securities Act of 1933, as amended.

In connection with rendering this opinion, we have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to this opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

We have reviewed: (a) Amended and Restated Articles of Incorporation of the Company; (b) the Amended and Restated By-laws of the Company; (c) the offering circular; (d) form of Subscription Agreement; and (e) such other corporate documents, records, papers and certificates as we have deemed necessary for the purposes of the opinions expressed herein.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and delivered in the manner and/or the terms described in the Offering Statement as filed (after it is declared qualified), will be validly issued, fully paid and non-assessable.

The member of our firm involved in the preparation of this opinion is licensed to practice law in the State of Florida, and we do not purport to be experts on, or to express any opinion herein concerning, the laws of any jurisdiction other than the laws of the State of Florida, United States federal law, and the Nevada Revised Statutes (including the statutory provisions and reported judicial decisions interpreting the foregoing). We assume no obligation to revise or supplement this opinion should the relevant laws be changed after the effective date of the Offering Statement by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Sincerely yours,

/s/ Alan T. Hawkins
Alan T. Hawkins,
For the Firm